Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires the Debt Secured by

Constitution Trail Centre in Normal, Illinois

IRVINE, Calif., (July 5, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties and other real estate–related assets, announced today the acquisition of the debt secured by Constitution Trail Centre, a 197,739 square foot multitenant retail center built in 2007 and located in Normal, a suburb of Bloomington in the heart of central Illinois. The purchase price is at a substantial discount from the loan amount.

“The acquisition of the loan secured by Constitution Trail Centre is an attractive addition to the TNP Strategic Retail Trust portfolio,” said Thompson National Properties' senior vice president, acquisitions, Steve Corea.

Constitution Trail Centre also includes approximately 28.74 acres of land available for future development and is located north of the densely populated Illinois State University (ISU) area. Aided by a well-diversified employment market, the Bloomington-Normal MSA unemployment rate was 6.9 percent as of March 2011, 1.9 percent lower than the Illinois average.

As of July 29, the property is approximately 65 percent leased. Constitution Trail Centre is anchored by Schnucks Market and Starplex Cinemas. Other national tenants include Dollar Tree, Subway®, H&R Block®, Great Clips and Wendy’s®. Tenants have staggered lease expirations that range from 2012 to 2029.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of June 30, 2011, TNP Strategic Retail Trust has issued 3,516,034 shares of common stock. The Company currently pays a monthly distribution that equates to an annual 7 percent distribution. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

Thompson National Properties, LLC

1900 Main Street, Suite 700  •   Irvine, CA 92614  •   T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

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About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of July 5, 2011, Thompson National Properties manages a portfolio of 150 commercial properties, in 30 states, totaling more than 19.8 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.5 billion. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting the Company’s ability to acquire or sell real estate or real estate related assets; the Company’s ability to pay distributions at the current rate or at all; national and local economic and business conditions; the Company’s ability to maintain sufficient liquidity and access capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on the Company’s website and at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700  •  Irvine, CA 92614  •  T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com